Exhibit 99.12

10 November 2011

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.

ERA MINING MACHINERY LIMITED
(formerly known as Era Holdings Global Limited)

Loan Agreement

This Loan Agreement (the Agreement) is effective as of November 10, 2011 (the Effective Date)

BY AND BETWEEN

(1)                                 CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A. (société anonyme) incorporated and registered in Luxembourg in the process of being registered with the Luxembourg Register of Commerce and Companies whose registered office is at 4A rue Henri M Schnadt, L-2530 Luxembourg, hereinafter referred to as the Lender;

AND

(2)                                 ERA MINING MACHINERY LIMITED (FORMERLY KNOWN AS ERA HOLDINGS GLOBAL LIMITED), a limited liability company, organized under the laws of Cayman Islands with its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands, British West Indies, hereinafter referred to as the Borrower.

The Lender and the Borrower are hereinafter collectively referred to as the Parties and individually as Party.

NOW, THEREFORE, PARTIES AGREE AS FOLLOWS:

1.                                      DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings assigned to them below unless the context requires otherwise:

Announcement means the joint announcement made by the Lender, the Borrower and Caterpillar Inc. in respect of the Offer.

Borrower has the meaning as defined in the preamble hereto.

Business Day means any day other than a Saturday or Sunday or other day on which banking institutions in Hong Kong are required or authorized to remain closed.

Credit Support Documents means:

(a)                                  a joint and several personal guarantee from Emory Williams and Li Rubo in respect of all of the obligations of the Borrower in respect of the Loan (but subject to the maximum guaranteed amount provided therein); and

(b)                                 a share charge from Mining Machinery Limited in respect of 1,538,464,000 Shares, securing all of the obligations of the Borrower in respect of the Loan.

Effective Date has the meaning as defined in the preamble hereto.

Event of Default means any of the events mentioned in Section 6.

Governmental Authority means any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Group Company means the Borrower, its Subsidiaries, and any company or any other entity (whether having legal personality or not) of which the Borrower owns or controls (either directly or through or together with another or other subsidiaries) more than 50% of its equity interest or the composition of a majority of the board of directors.

Interest has the meaning as defined in Section 3.

Interest Rate means the rate of interest as set forth in Section 3.

Irrevocable Undertaking means the irrevocable undertaking given by Mining Machinery Limited, Emory Williams and James Edward Thompson III in favour of the Lender in relation to, among other things, the tendering of their Shares to the Offer.

Lender has the meaning as defined in the preamble hereto.

Loan has the meaning as defined in Section 2.1.

Maturity Date means the first anniversary of the Effective Date.

Offer means the voluntary general offer launched or to be launched by the Lender in respect of all of the Shares.

PRC means the People’s Republic of China.

Prepayment Event means any of the following events:

(a)                                 if the Offer lapses or is withdrawn;

(b)                                if the recommendation of the board of directors of the Borrower in respect of the Offer is withdrawn;

(c)                                 if a provider of the Irrevocable Undertaking is in breach of a Relevant Term of, or evidences an intention to repudiate a Relevant Term of, the Irrevocable Undertaking;

(d)                                if the Pre-condition to the Offer (as specified in the Announcement) is not or will not be satisfied.

Principal Amount has the meaning as defined in Section 2.1.

Relevant Term means, in respect of an Irrevocable Undertaking, any of paragraphs 4-8 or paragraph 10 thereof.

Shares means ordinary shares in the Borrower of par value HK$0.01 each.

Subsidiary means, as of the relevant date of determination, with respect to any person, any other person of which more than 50% of the voting power of the outstanding voting securities or more than 50% of the outstanding economic equity interest or ownership is held, directly or indirectly, by such person.

Tax means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

2.                                      THE LOAN

2.1                                 (a)                                Principal Amount. The Lender agrees to loan to the Borrower HK$ 385,000,000 (three hundred eighty five million and 0/100 Hong Kong dollars) (the Principal Amount) and, subject to the terms and conditions herein, including (without limitation) Interest (the Loan).

(b)                                For the avoidance of doubt, the Loan will not be advanced prior to the date on which the Credit Support Documents have been provided to the Lender, duly executed by the parties thereto, in form and substance satisfactory to the Lender.

2.2                                 Payment.  Except where an Event of Default has occurred and is continuing, the Lender shall make the Loan by wire transfer of immediately available funds to the account of the Borrower (and/or to the account of CCBI, in its capacity as financier of the Borrower) on such day as is agreed between them.

2.3                                 Maturity of Loan. Without prejudice to Sections 4 and 5, the Loan shall be due and payable by the Borrower on a date, which shall be the earlier of (a) the Maturity Date, or (b) at the election of the Lender, upon the occurrence of an Event of Default or (subject to Section 2.4) a Prepayment Event.

2.4                                 Prepayment Event.  If a Prepayment Event occurs and, as a result thereof, the Lender requires prepayment of the Loan under Section 2.3(b), then:

(a)                                  the Borrower shall use its best endeavours to prepay the Loan as soon as practicable (which shall without limitation require the Borrower to use best endeavours to identify and access as soon as practicable such sources of debt or equity finance as may be available to it and to apply the proceeds thereof in repayment of the Loan); and

(b)                                 the Loan will, in any event, be required to be prepaid in full on the date falling 180 days after service of notice by the Lender under Section 2.3.

3.                                      INTEREST

3.1                                 Rate.  The Interest Rate applicable to this Loan is 8% p.a. (fixed) for the period of the Loan except that (i) the Interest Rate applicable on or after the date falling 120 days after the occurrence of a Prepayment Event will be 15% p.a.; and (ii) interest on any amount due but unpaid hereunder (whether of any principal, interest or other amount) will accrue at a rate of 15% p.a..

3.2                                 Payment Dates.  Accrued Interest shall be paid by the Borrower (i) semi-annually on December 31 and June 30 of each year or, if any of these days is not a Business Day, the next succeeding Business Day; and (ii) on the Maturity Date or any other date on which the Loan is repaid in full.

3.3                                 Day Count.  Interest shall be calculated on the basis of the actual number of days elapsed and a year of 360 days.

3.4                                 Deductions.  Where the applicable Governmental Authority requires a deduction or withholding, the Borrower shall promptly provide the Lender with a copy of a receipt evidencing payment thereof.

3.5                                 Tax Forms.  The Lender shall, to the extent it is reasonably able, deliver any relevant Tax forms requested by Borrower.

4.                                      OPTIONAL PREPAYMENTS

4.1                                 Optional Prepayments.  The Borrower shall be entitled to prepay the Loan, either in whole or in part. Accrued Interest shall continue to be payable in accordance with Section 3.2, and any remaining balance of the Loan, including any accrued but unpaid Interest, shall be repaid in one (1) final installment no later than the Maturity Date.

4.2                                 Application of Payments.  Unless the Parties shall agree otherwise, any repayment of the Loan under this Agreement shall be applied in satisfaction of (a) collections and costs, if any; (b) accrued but unpaid Interest; and (c) the outstanding Principal Amount.

5.                                     UNDERTAKINGS

5.1                                The Borrower will, so long as the Loan or part thereof remains outstanding:

(a)                                 not, and will procure that no Group Company will, repay or prepay any borrowings or other financial indebtedness (other than the repayment by a Group Company in the PRC of its working capital facilities in the ordinary course of its treasury management activities); or

(b)                                except for payments to the Borrower or any of its wholly-owned Subsidiaries, not and will procure that each Group Company will not (i) declare, make or pay any dividend, charge, fee or other distribution on or in respect of its share capital (or any class of its share capital); (ii) repay or distribute any dividend or share premium reserve; (iii) pay or allow any Group Company to pay any management, advisory or other fee to or to the order of any of the shareholders or affiliates of the Borrower; or (iv) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

6.                                      EVENTS OF DEFAULT

6.1                                 Events of Default.  The Lender may, by written notice, and without incurring any liability to the Borrower, declare an Event of Default and terminate the Lender’s obligations hereunder at any time and with immediate effect, if any of the following events shall have occurred:

(a)                                 in the event of (i) the filing of a petition for insolvency or the suspension of payments regarding the Borrower or any Group Company; (ii) liquidation or composition with creditors of the Borrower or any Group Company; or (iii) an attachment maintained for at least two (2) months in respect of substantial debts of the Borrower or any Group Company;

(b)                                in the event the Borrower or any Group Company becomes insolvent or unable to pay its debts as they mature or ceases to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors;

(c)                                 in the event the Borrower fails to pay any amount due by it under this Agreement on the dates and in the manner provided herein after having been notified thereof in writing, and has not remedied such failure within three Business Days after the date of such notification; or

(d)                                in the event it shall become unlawful for any of the Parties to maintain the Loan or perform any other of its respective obligations thereunder, or if this Agreement or any Credit Support Document shall cease to be effective and enforceable in accordance with its terms.

7.                                      NOTICES

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and must be given by personal delivery, by registered mail (postage prepaid), electronic mail or by other electronic means of communication addressed to recipient as follows:

To the Lender:

International Funding Manager
Caterpillar (Luxembourg) Investment Co. S.A.
4a, rue Henri M Schnadt
L-2530, Luxembourg
Luxembourg

Fax	: 352 268 915 4000
Email	: Oggier_Francois_A@cat.com

To the Borrower:

Era Mining Machinery Limited
(formerly known as Era Holdings Global Limited)
9/F, Shun Ho Tower

24 – 30 Ice House Street

Central, Hong Kong

Fax	: 852 2973 0881
Email	: telly@eraholdings.com.hk

or to such other individual, address, fax number or electronic mail address as may be designated by notice given by either Party to the other.  Notice will be deemed to have been received one (1) day after being confirmed with duly acknowledged receipt if by telefax, telex, telegram, electronic mail, personal delivery or other form of delivery.

8.                                      APPLICABLE LAW AND SETTLEMENT OF DISPUTES

8.1                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to the principles of conflicts of law.

8.2                                 Dispute Resolution.  Any dispute arising under, out of, or relating to this Agreement and any subsequent amendments of this Agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall, if possible, be finally settled amicably by negotiation between Lender and Borrower, failing which it shall be settled by arbitration in accordance with the then prevailing Hong Kong International Arbitration Centre Administered Arbitration Rules by one or more arbitrators designated in accordance with the said Rules. The place of arbitration shall be Hong Kong. Arbitration proceedings shall be in English.

9.                                      MISCELLANEOUS

9.1                                 Waiver.  The failure of either Party to enforce at any time any part of this Agreement, or the failure of either Party to require at any time performance by the other Party of any part of this Agreement, shall in no way constitute a present or future waiver thereof, nor in any way affect the validity of either Party to enforce each and every Section of this Agreement.

9.2                                 Assignment.  The Borrower shall not assign or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Lender. The Lender shall be entitled to assign any of its rights or obligations hereunder without prior consent of the Borrower.

9.3                                 Entire Agreement.  This Agreement and any schedules attached thereto contain the entire Agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all previous understandings and agreements between the Parties regarding the subjects contained herein.

9.4                                 Language.  In the event that this Agreement is executed in more than one language, the English language version shall prevail in the case of any discrepancy.

9.5                                 Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part, for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.  If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is a similar in tenor to the stricken provision as is legally possible.

9.6                                 Amendment.  No alteration, amendment, waiver, cancellation or other change in any term or condition of this Agreement shall be valid or binding on either Party unless the same has been agreed to in writing by the Parties.

9.7                                 Headings and Labels.  Article, Section and Subsection titles and captions contained in this Agreement are inserted as a matter of convenience and for references and, in no way, define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

9.8                                 References.  Unless otherwise stated, any reference contained in this Agreement to an Article, Section or Subsection refers to the provisions of this Agreement.

9.9                                 Counterparts.  This Agreement may be executed in two (2) counterparts, each of which, taken together, shall be as effective as if all signatures on the counterparts were on a single copy of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.

/s/ Francois A. Oggier

By:	Francois A. Oggier

Title:	International Funding Manager

ERA MINING MACHINERY LIMITED
(FORMERLY KNOWN AS ERA HOLDINGS GLOBAL LIMITED)

/s/ Emory Williams

By:	Emory Williams

Title:	Chairman